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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:

            AMERICAN BIO MEDICA APPOINTS NEW CHIEF FINANCIAL OFFICER

KINDERHOOK, NY - OCTOBER 4, 2000: American Bio Medica Corp. (NASDAQ: ABMC), which develops, manufactures and markets drugs of abuse diagnostic kits, sprays and support services, today announced that Keith E. Palmer has joined the Company as vice president of finance, chief financial officer and treasurer. John F. Murray, the current American Bio Medica CFO and treasurer is leaving to pursue other interests. Murray will remain as a consultant for the next three months.

Palmer comes to ABMC from Matthew Bender, part of Lexis Publishing, a legal publishing company, where he was Director of Finance and Controller. Prior to Matthew Bender, he served as vice president of Marine Midland Bank, a commercial bank, and as a senior consultant at Ernst & Whinney, a public accounting firm.

This addition to senior management is the second for ABMC. Last week, they announced the appointment of a new vice president of U.S. Sales and Marketing, Jim McMenamin. "Our future success depends on our ability to attract qualified senior management," stated ABMC Chairman and CEO Stan Cipkowski. "We are fortunate to have added both Keith and Jim to our management team."

Cipkowski added "Keith brings a diverse financial background to ABMC, with his experience in finance, mergers and acquisitions and strategic planning. As we continue to grow, Keith will be one of the people instrumental in managing that growth, helping us to achieve profitability and in delivering increased value to shareholders." Cipkowski continued, "We would like to thank John Murray for the contributions he has made to the Company in the past both as a director and chief financial officer. His efforts have helped to establish financial systems and controls that have led us to significant cost reductions at ABMC."

American Bio Medica Corporation develops, manufactures and markets inexpensive, accurate on-site drugs-of-abuse diagnostic kits, sprays and support services worldwide. The company's global distributors target the workplace, physicians, corrections, clinical and educational markets. ABMC's Drug Detector(TM) identifies minute traces of illegal drugs on surfaces, while the company's Rapid Drug Screen(TM) tests individuals and is proven to correlate 100% with the standard laboratory screening test.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risk and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, intellectual property rights and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.